Exhibit 99.1

BioLargo Letter to Stockholders on Revenue Records in 2018 and Forecasted Positive Cash Flow in 2019

Westminster, CA – January 23, 2018 – BioLargo, Inc. (OTCQB:BLGO), developer of sustainable science and technologies and a full-service environmental engineering company, today released a “Letter to Stockholders” describing the milestones the company achieved in 2018, including record revenues and crucial developments for their clean water technology the AOS.

The full letter is posted on the company’s blog here.

In the letter, BioLargo President and CEO Dennis Calvert commented, “While we’ve had to overcome many challenges in 2018, it was also a turning point for our company. We substantially increased our revenues, pulled in more cash from grants, tightened our R&D belts, and secured direct investment of $1 million into Clyra as we acquired a stem cell therapy technology. Last but certainly not least, we also advanced the position of our most important asset – our patented technology – to a state where we expect it will soon bear the fruits of our significant investments of time, money and labor. Our mission is now to capitalize on the significant opportunities we have created.”

About BioLargo, Inc.

BioLargo, Inc. is an innovative technology developer and environmental engineering company driven by a mission to "make life better" by delivering robust, sustainable solutions for a broad range of industries and applications, with a focus on clean water, clean air, and advanced wound care. We develop and commercialize disruptive technologies by providing the capital, support, and expertise to expedite them from "cradle" to "maturity" (www.biolargo.com). Our engineering division features experienced professional engineers dedicated to integrity, reliability, and environmental stewardship (www.biolargoengineering.com). Our industrial odor control division, Odor-No-More (www.odornomore.com) features CupriDyne Clean Industrial Odor Eliminator (www.cupridyne.com), which eliminates the odor-causing compounds and VOCs rather than masking them, and is now winning over leading companies in the solid waste handling and wastewater industries and other industries that contend with malodors and VOCs. Our subsidiary BioLargo Water (www.biolargowater.ca) develops the Advanced Oxidation System "AOS," a disruptive industrial water treatment technology designed to eliminate waterborne pathogens and recalcitrant contaminants with better energy-efficiency and lower operational costs than incumbent technologies. Our subsidiary Clyra Medical (www.clyramedical.com) features effective and gentle solutions for chronic infected wounds to promote infection control and regenerative tissue therapy.

Contact Information

Dennis Calvert President and CEO BioLargo, Inc. 949-643-9540 x2

Safe Harbor Act

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.